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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                      AQUAPENN SPRING WATER COMPANY, INC.
                                       AT
                              $13.00 NET PER SHARE
                                       BY
                            ZONEO ACQUISITION CORP.
                           AN INDIRECT SUBSIDIARY OF
                                 GROUPE DANONE

 THE OFFER, PRORATION PERIOD (IF APPLICABLE) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 7, 1998, UNLESS THE
                               OFFER IS EXTENDED

                                                                November 6, 1998

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Zoneo Acquisition Corp., a Pennsylvania corporation (the "Purchaser") and an indirect subsidiary of Groupe Danone, a French SOCIETE ANONYME (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all the issued and outstanding shares of common stock, no par value (the "Shares"), of AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "Company"), at a price of $13.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated November 6, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 80% OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER SHALL HAVE EXPIRED OR BEEN TERMINATED. IN THE EVENT ALL THE CONDITIONS TO THE OFFER HAVE BEEN SATISFIED OR WAIVED OTHER THAN THE MINIMUM CONDITION, THE PURCHASER MAY, AT ITS OPTION, PURCHASE ANY NUMBER OF TENDERED SHARES UP TO 19.9% OF THE THEN OUTSTANDING SHARES ON A PRO RATA BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

    Enclosed for your information and use are copies of the following documents:

        1. Offer to Purchase, dated November 6, 1998;

        2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to the Harris Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

        4. A letter to shareholders of the Company from Mr. Edward J. Lauth, III, Chairman of the Board, Chief Executive Officer, and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;
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        5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD (IF APPLICABLE) AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 7, 1998, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other required documents.

    A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

    The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to J.P. Morgan Securities Inc., the Dealer Manager, or MacKenzie Partners, Inc., the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          J.P. Morgan & Co.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.